                                                                EXHIBIT 13(d)(3)


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-K

                Annual Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
    ACT OF 1934 [Fee Required]

For the Fiscal year ended December 31,1994

                                       or

[   ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
      EXCHANGE ACT OF 1934 [Fee Required]

For the transition period from ______________________ to _____________________

Commission file number    0-12047

                        UNITED OKLAHOMA BANKSHARES, INC.
                        --------------------------------
             (Exact name of registrant as specified in its charter)

           Oklahoma                                    73-0969432
 -------------------------------              -------------------------------
 (State or other jurisdiction of                    (I.R.S. Employer
  incorporation or organization)                  Identification No.)


                                                            73115
                                              -------------------------------
                                                           Zip Code



Registrant's telephone number, including area code           (405) 677-8711
                                                             --------------

Securities registered pursuant to Section 12(b) of the Act:   None

Securities registered pursuant to Section 12(g) of the Act:   Common stock,
  $1 par value

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                        [X]Yes     No[ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to
  this Form 10-K.       [  ]

As of February 1, 1995, based on the reported average bid and asked prices, the aggregate market value of the common stock held by non-affiliates of the registrant was approximately $127,000.

As of February 1, 1995, 2,532,237 shares of the registrant's common stock, par value $1.00 per share, were outstanding.

NOTE:  See pages 43-45 for Form 10-K Cross Reference Index

BUSINESS

United Oklahoma Bankshares, Inc. (the "Company") is a one-bank holding company registered under the Bank Holding Company Act of 1956, as amended. The principal business of the Company is the ownership and supervision of United Bank ("UB"), Del City, Oklahoma. As of December 31, 1994, the Company and its subsidiaries had 54 full time equivalent employees. UB is a state chartered banking association whose deposits are insured pursuant to the Federal Deposit Insurance Act. UB, which operates primarily in Oklahoma, competes with other financial institutions in its trade area in providing a full range of traditional banking and related financial services to the commercial, consumer, energy, real estate and financial sectors. UB operates one wholly owned subsidiary, United Del City Tower, Inc. ("UDCT") and 4600 Corporation.

UDCT owns and manages United Del City Tower of which the first and part of the second floors are occupied by UB. The facility is approximately 97% occupied at year end. 4600 Corporation was formed to sell assets on which UB foreclosed.

In 1991, the Company borrowed the sum of $1,400,000 from John E. Kirkpatrick of Oklahoma City, Oklahoma, a preferred stockholder of the Company. The note was collateralized by 100% of the stock of UB. The note was paid in full as of December 31, 1994.

PROPERTIES

The Company's corporate headquarters are located in United Del City Tower at 4600 S.E. 29th Street, Del City, Oklahoma. This facility is located on approximately 8 acres and comprises approximately 77,000 square feet of usable space. The Tower houses the main banking functions and the Company's executive offices. UB occupies 27% of the building and approximately 70% is leased to various tenants. In 1993, UB completed construction of a new drive-in facility attached to the United Del City Tower. UB also sold its previous drive-in facility during 1993.

LEGAL

The Company and its subsidiaries are not defendants in any material legal proceedings.

COMMON STOCK

During 1994, limited transactions occurred which the Company is aware of, and has reported the average of the bid and ask price of $0.01 and $0.10, respectively, at February 1, 1995. The prices have no depth because there is currently no established public trading market for the Company's common stock.

DISCLAIMER

THIS ANNUAL REPORT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE, BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

SELECTED FINANCIAL DATA
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

The Selected Financial Data which follows should be read in conjunction with the consolidated financial statements (including the notes thereto) of the Company and its subsidiaries appearing elsewhere herein.

                                                                                YEARS ENDED DECEMBER 31,
                                                            -------------------------------------------------------------
                                                               1994         1993         1992        1991        1990
                                                            -------------------------------------------------------------
                                                                         (In thousands except per share amounts)
Summary of Income:
  Interest income   . . . . . . . . . . . . . . . . . . . . . .   5,160       5,235       5,460      5,309        4,906
  Interest expense  . . . . . . . . . . . . . . . . . . . . . .  (1,801)     (1,847)     (2,299)    (2,646)      (2,589)
  Provision for loan losses   . . . . . . . . . . . . . . . . .     (90)       (236)       (128)      (165)        (120)
  Non-interest income   . . . . . . . . . . . . . . . . . . . .   1,030         837         795      1,114          646
  Non-interest expense  . . . . . . . . . . . . . . . . . . . .  (3,206)     (3,068)     (2,735)    (4,215)      (2,436)
  Income (loss) before income taxes and cumulative  effect of
    change in accounting principle  . . . . . . . . . . . . . .   1,093         921       1,093       (603)         407
  Income tax benefit (expense)  . . . . . . . . . . . . . . . .    (264)       (266)       (445)       245         (131)
  Income  (loss)  before   cumulative  effect  of  change  in
    accounting principle  . . . . . . . . . . . . . . . . . . .     829         655         648       (358)         276
  Cumulative effect of change in accounting principle              -            116        -          -          -
  Net income (loss)   . . . . . . . . . . . . . . . . . . . . .     829         771         648       (358)         276

Per share data:
  Earnings (loss)  per average common share before cumulative
    effect of change in accounting principle                       0.17        0.10        0.10      (0.28)       (0.04)

  Cumulative effect of change in accounting principle           -              0.04     -          -             -

  Net earnings (loss) per average common share  . . . . . . . .    0.17        0.14        0.10      (0.28)       (0.04)

  Average outstanding common shares   . . . . . . . . . . . . .   2,616       2,644       2,644      2,644        2,644

Period end balances:
  Cash and due from banks   . . . . . . . . . . . . . . . . . .   2,440       1,907       3,270      2,695        2,950
  Interest bearing deposits in other banks  . . . . . . . . . .    -           -           -          -             768
  Federal funds sold  . . . . . . . . . . . . . . . . . . . . .    -            460       1,560      2,085         -
  Investment securities   . . . . . . . . . . . . . . . . . . .  30,588      29,794      33,352     30,722       23,688
  Loans, net of unearned discount and allowance for loan. . . .
    losses  . . . . . . . . . . . . . . . . . . . . . . . . . .  41,401      36,509      33,804     30,185       26,234
  Total assets  . . . . . . . . . . . . . . . . . . . . . . . .  79,720      74,564      78,556     72,689       61,016
  Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . .  69,647      66,094      70,302     64,825       53,405
  Long-term debt  . . . . . . . . . . . . . . . . . . . . . . .    -            450         900      1,400       -
  Stockholders' equity  . . . . . . . . . . . . . . . . . . . .   6,949       6,289       5,518      4,870        5,228

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is designed to provide a better understanding of the significant factors related to the Company's results of operations, financial condition, liquidity and capital resources (including its subsidiary bank, UB, and its non-bank subsidiary, UDCT and 4600 Corporation). Such discussion and analysis should be read in conjunction with the Consolidated Financial Statements (including the notes thereto) and Selected Financial Data appearing elsewhere in this annual report.


RESULTS OF OPERATIONS

GENERAL. Net income totaled $ .8 million in 1994, compared to $.8 million in 1993 and $.6 million in 1992. Earnings per share were $ .17 in 1994, compared to $.14 per share in 1993 and $.10 per share in 1992. Net income in 1993 included $.1 million ($.04 per share) cumulative effect of change in accounting principle as a result of adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Management is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the operations.

NET INTEREST INCOME. Net interest income, the difference between gross interest and fees on earning assets (primarily loans and investments) and interest paid on deposits and borrowed funds necessary to support such assets, is a major component of a financial institution's earnings.

Net interest income aggregated $3,359,000 and $3,388,000 in 1994 and 1993, respectively, a decrease of $29,000. Net interest income increased $227,000 between 1993 and 1992.

From 1993 to 1994, the volume of average earning assets increased $1 million, while average interest bearing liabilities decreased $2.1 million. The yield on average earning assets decreased 11 basis points from 1993 to 1994, while the rate paid on average interest bearing liabilities increased 4 basis points during the same time period resulting in a decrease in the spread between the yield on earning assets and rate paid on interest bearing liabilities of 15 basis points. As a result of the decrease in the rate earned on interest earning assets and the increase in the rate paid on interest bearing liabilities, net interest margin decreased 5 basis points from 4.80% in 1993 to 4.75% in 1994.

From 1992 to 1993, the volume of average earning assets increased $4.8 million, while average interest bearing liabilities increased $2.4 million. The yield on average earning assets decreased 88 basis points from 1992 to 1993, while the rate paid on average interest bearing liabilities decreased 94 basis points during the same time period resulting in an increase in the spread between the yield on earning assets and rate paid on interest bearing liabilities of 6 basis points. As a result of the decrease in the rate earned on interest bearing assets and the decrease in interest bearing liabilities, net interest margin remained unchanged at 4.80% from 1992 to 1993.

As management deems necessary and to the extent it has the flexibility, it will alter the volume and mix of earning assets and supporting liabilities so as to obtain optimal interest margins while maintaining sufficient liquid resources.

---------------

The following table illustrates volume and yield/rate variances on an actual basis (versus a taxable equivalent basis) for the years indicated. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change in each.


--------------------------------------------------------------------------------

                                                   YEAR ENDED DECEMBER 31,               Year Ended December 31,
                                                    1994 COMPARED TO 1993                  1993 Compared to 1992
                                            ----------------------------------------------------------------------
                                                      INCREASE/DECREASE                      Increase/Decrease
                                                      DUE TO CHANGE IN:                      Due to Change in:
                                            ----------------------------------------------------------------------
                                                         YIELD/                                Yield/
                                            VOLUME       RATE        NET          Volume       Rate         Net
                                            ----------------------------------------------------------------------
                                                                         (In Thousands)
EARNING ASSETS:
  Investment securities   . . . . . . .        (181)        (26)        (207)          59        (334)       (275)
  Federal funds sold  . . . . . . . . .         (11)         15            4            7         (10)         (3)
  Loans net of unearned discounts   . .         157         (29)         128          244        (191)         53
                                            ---------------------------------------------------------------------
             Total interest income  . .         (35)        (40)         (75)         310        (535)       (225)
                                            ---------------------------------------------------------------------
INTEREST BEARING LIABILITIES:
  Interest bearing deposits   . . . . .         (52)         39          (13)         113        (541)       (428)
  Short-term borrowings   . . . . . . .           3         -              3          -            -           -
  Long-term debt  . . . . . . . . . . .         (33)         (3)         (36)         (32)          8         (24)
                                            ---------------------------------------------------------------------
             Total interest expense . .         (82)         36          (46)          81        (553)       (452)
                                            ---------------------------------------------------------------------
Net interest income . . . . . . . . . .          47         (76)         (29)         229          (2)        227
                                            =====================================================================

RISK ELEMENTS OF EARNING ASSETS. Risk elements of the Company's earning assets are evidenced, in part, by non- performing loans consisting of loans contractually past due 90 days or more, loans placed on non-accrual status and other real estate which has been acquired in full or partial settlement of defaulted loans. Non-performing assets are carried by the Company at estimated net realizable value and known losses of principal have been charged off.

At December 31, 1994, non-performing loans totaled $178,000. Non-performing loans as a percent of all loans outstanding were .43% at December 31, 1994.
The majority of non-performing loans is secured. The following table sets forth such loans and other real estate at the dates indicated:

                                                                         Years ended December 31,
                                                                     --------------------------------
                                                                       1994        1993         1992
                                                                     --------------------------------
                                                                           (Dollars in thousands)
Non-accrual loans . . . . . . . . . . . . . . . . . . . . . . .       $ 178          481          561

Other real estate . . . . . . . . . . . . . . . . . . . . . . .         180          552          686
                                                                     --------------------------------
    Total non-performing assets   . . . . . . . . . . . . . . .         358        1,033        1,247
                                                                     ================================
Non-performing loans to total loans . . . . . . . . . . . . . .        .43%        1.32%        1.66%

Under the Company's lending policies, all commercial loans are reviewed and graded according to their perceived credit risk (borrower's financial strength; value and type of collateral; borrower's performance, etc.). Based on this grading system, credits requiring special attention are placed on special monitoring for the attention of management and the Board of Directors. Management, through this special monitoring system, in conjunction with past loan loss experience, current and perceived future economic conditions and other factors, determines the level at which the allowance for loan losses should be maintained to adequately cover the loan portfolio risk.

Non-accrual status loans are identified through the special monitoring system and periodic review of past due loans by officers and management. When doubt exists as to the ultimate collectibility of interest or principal, such loans are placed on non-accrual status. When a loan is placed on non-accrual status, interest previously accrued but uncollected on such loans is reversed and charged against current income. Subsequent payments collected on such loans are credited to loan principal if, in the opinion of management, full collectibility of principal is doubtful; otherwise, the payment is credited to income and principal according to the loan terms.

Loans on which interest had ceased to be accrued approximated $178,000, $481,000 and $561,000 at December 31, 1994, 1993 and 1992, respectively.
Approximately $6000 was recognized on these loans in 1994, $17,000 was recognized in 1993, and no interest was recognized on these loans in 1992. Had the accrual status of these loans been normal, approximately $47,000, $42,000 and $59,000 of additional interest would have been earned in 1994, 1993 and 1992, respectively. None of these loans are restructured troubled debt.

Internally classified assets of UB, which approximate the same as classifications by regulatory authorities and includes other real estate, decreased from $ 1,347,000 at December 31, 1993 to $769,000 at December 31, 1994, a decrease of 43%.

At December 31, 1994, the Company had approximately $80,000 of loans for which payments were contractually past due less than 90 days, and the borrowers were experiencing financial difficulties. These loans are included in the special monitoring loans which are subject to management's attention and review.

ALLOWANCE AND PROVISION FOR LOAN LOSSES. The allowance for loan losses totaled $559,000, $437,000 and $469,000 at December 3l, 1994, 1993 and 1992,
respectively. The provision charged to expense amounted to $90,000 in 1994 compared to $236,000 and $128,000 in 1993 and 1992, respectively. Net (recoveries) losses on loans were approximately ($32,000) in 1994, compared to $268,000 in 1993 and $154,000 in 1992. The amount of provision charged to expense is based on the current level of net loan losses, perceived economic conditions, changes in the size and character of the loan portfolio, and management's assessment of the loan portfolio's inherent risk in relation to the allowance for loan losses (see Note 4 to Consolidated Financial Statements).

The allowance for loan losses as a percentage of total loans was 1.33%, 1.18% and 1.37% at December 31, 1994, 1993 and 1992, respectively.

NON-INTEREST INCOME.

                                                                            Years ended December 31,
                                                                     -----------------------------------
                                                                       1994          1993         1992
                                                                     -----------------------------------
                                                                                 (In thousands)
Service charges on deposits . . . . . . . . . . . . . . . . . .      $    748          675         602
Other service charges and fees, net . . . . . . . . . . . . . .           178          162          97
Securities gains  . . . . . . . . . . . . . . . . . . . . . . .           104         -             96
                                                                     -----------------------------------
  Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 1,030          837         795
                                                                     ===================================

NON-INTEREST EXPENSE. Non-interest expense amounted to $3.2 million in 1994 compared to $3.1 million in 1993 and $2.7 million in 1992 representing an increase of 4.5% in 1994 and a 12% increase in 1993. Salaries and employee benefits continue to represent a large portion of non-interest expense.

Net costs and write downs associated with other real estate owned approximated $92,000, $66,000 and ($64,000) in 1994, 1993 and 1992, respectively, and represent amounts provided for decreases in the market value of the properties, net gains and losses on sales of the properties, and net expenses incurred for the maintenance of the properties.

                                                                             Years ended December 31,
                                                                       -----------------------------------
NON-INTEREST EXPENSE                                                       1994         1993         1992
                                                                       -----------------------------------
                                                                                  (In thousands)
Salaries and employee benefits  . . . . . . . . . . . . . . . .         $ 1,739        1,567       1,488
Occupancy expense, net  . . . . . . . . . . . . . . . . . . . .             271          309         290
Other real estate owned, net  . . . . . . . . . . . . . . . . .              92           66         (64)
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,104        1,126       1,021
                                                                       -----------------------------------
  Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .           3,206        3,068       2,735
                                                                       ===================================

LIQUIDITY

Liquidity is defined as a company's ability to meet maturing obligations and existing commitments and withstand fluctuations in funding needs, while also maintaining sufficient levels of highly liquid assets. Liquidity ultimately depends on profitability, asset quality and mix, asset and liability maturities and repriceability, and borrowing ability.

The asset side of the balance sheet provides liquidity through regular amortization and maturities of loans, maturities of investment securities and money market instruments, maturities of deposits in other banks, and other assets available for sale. Deposit growth, diversification of liability products and access to other funding sources provide liquidity from the liability side. Management is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Company's liquidity.

INDEBTEDNESS

In 1991, the Company borrowed the sum of $1,400,000 from John E. Kirkpatrick of Oklahoma City, Oklahoma, a preferred stockholder of the Company. The note was collateralized by 100% of the stock of UB. The note was paid in full as of December 31, 1994.

PREFERRED STOCK

The Company has $4.4 million of preferred stock outstanding with 9% cumulative dividends in arrears since October 1, 1985. Cumulative unpaid dividends in arrears at December 31, 1994 approximated $3,626,370.

RATE SENSITIVITY

Both liquidity and net interest margin are significantly affected by the sensitivity that assets and liabilities have to changes in market interest rates, levels of earning assets and funding mixes, the direction of interest rate movements, the velocity at which changes occur and the absolute level of interest rates. Interest rate risk can arise when an investment's interest rate level changes, or its cash flows occur, in time periods that are different from those of supporting funding sources.

The following table depicts the Company's rate sensitivity position at December 31, 1994:


                                                                               Sensitivity Period
                                                      -------------------------------------------------------------
                                                         0-30        31-90        91-180       181-365       Over
                                                         Days         Days         Days         Days        1 Year
                                                      -------------------------------------------------------------
                                                                               (In thousands)
Rate sensitive assets:
  Investment securities   . . . . . . . . . . . .        8,137            -          727        5,297      16,427
  Loans   . . . . . . . . . . . . . . . . . . . .       14,861        2,066        1,194        2,160      21,501
                                                        ---------------------------------------------------------
    Total rate sensitive assets   . . . . . . . .       22,998        2,066        1,921        7,457      37,928
                                                        ---------------------------------------------------------
Rate sensitive liabilities:
  Savings and interest bearing deposits   . . . .       13,701            -            -            -      13,698
    Time deposits                                        8,860        6,112        6,393        6,004       1,410
    Securities sold under repurchase agreement  .
                                                         1,500            -            -                        -
                                                        ---------------------------------------------------------
    Total rate sensitive liabilities  . . . . . .       24,061        6,112        6,393        6,004      15,108
                                                        ---------------------------------------------------------
Period Sensitivity Gap  . . . . . . . . . . . . .       (1,063)      (4,046)      (4,472)       1,453      22,820
                                                        =========================================================
Cumulative Sensitivity Gap  . . . . . . . . . . .       (1,063)      (5,109)      (9,581)      (8,128)     14,692
                                                        =========================================================

The Company includes only rate sensitive assets and liabilities in its sensitivity analysis.

CAPITAL RESOURCES

Capital provides a base for expansion of the asset portion of the balance sheet, which in turn provides the opportunity for increased profitability. Capital adequacy depends on such factors as quality and diversification of assets, current and historical earnings and liquidity. Primary capital of the Company consists of funds which are permanently committed to the Company, including: Common stock, Preferred stock, Additional paid-in capital, Retained earnings, and Allowance for loan losses. For regulatory purposes primary capital is reduced by amounts representing intangible assets. Management is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Company's capital resources. Following are the Company's and UB's primary and equity capital to assets ratios for December 31, 1994 and 1993, respectively:

                                                                              1994        1993
                                                                              ----        ----
                      Company's primary capital to assets ratio               9.37%       8.05%

                      Company's equity capital to assets ratio                8.89        7.98

                      UB's primary capital to assets ratio                    9.32%       8.34%
                      UB's equity capital to assets ratio                     8.84        8.27

During 1989, regulatory agencies approved regulations to implement a risk-based capital framework that makes capital requirements more sensitive to the risk profiles of individual banking companies. These regulations define capital as either core capital (Tier 1) or supplemental capital (Tier 2). Core capital consists primarily of common stockholders' equity, while supplementary capital is comprised of preferred stock, certain debt instruments, and a portion of the allowance for loan losses.

At December 31, 1994, the required core capital was 4.00% and total risk-based capital was 8.00%. Because the Company has assets of less than $150 million, its capital requirements are computed on a bank-only basis. UB's core and total risk-based capital exceed regulatory guidelines at December 31, 1994 and 1993.

                                                   1994             1993
                                                   ----             ----
Tier I capital (core)                              13.05%           13.27%
Tier 2 capital (total risk-based)                  14.11            14.21

EFFECT OF INFLATION

The financial statements and related data presented in this report have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time. Changing prices, particularly during periods of high inflation rates, can have a significant impact on industries and business enterprises taken as a whole. However, the impact of inflation on financial institutions differs significantly from that of industrial or commercial companies. This is due to the fact that a major portion of a bank's balance sheet is comprised of monetary assets and liabilities versus a basically non-monetary balance sheet associated with industrial concerns. Even though inflation does not generally have a material impact on banks it can indirectly affect the interest rates and the underlying value of assets collateralizing certain earning assets, as well as non-interest income and expense categories. How well a bank is positioned to respond to changing interest rates and collateral values can only be assessed by an analysis of its asset and liability structure. Therefore, attention is directed to the rate sensitivity schedule, the maturity distribution of loans and securities, the loan concentrations data and the rate and volume variances analysis found elsewhere in this report.

REGULATORY MATTERS

The Company is operating under a written agreement with the Federal Reserve Bank until March, 1994, at which time the agreement was terminated and the Company was released from the restrictions under the agreement.

ACCOUNTING STANDARDS NOT YET ADOPTED

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The Company will be required to comply with this statement for the year ending December 31, 1995.

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." The Company will be required to comply with this statement beginning January 1, 1995. The impact of this statement is not expected to have a material effect on the Company's consolidated financial statements.

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of Loan-Income Recognition and Disclosures." The Company will be required to comply with this statement beginning January 1, 1995. The impact of this statement is not expected to have a material effect on the Company's consolidated financial statements.

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." The Company will be required to comply with this statement for the year ending December 31, 1995.

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                1994         1993         1992
                                                                              -----------------------------------
                                                                                  (In thousands except per share
                                                                                             amounts)
Interest income:
  Interest and fees on loans  . . . . . . . . . . . . . . . . . . . . .        $3,371        3,243        3,190
  Interest Federal funds sold   . . . . . . . . . . . . . . . . . . . .            60           56           59
  Interest on investment securities
    Taxable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,331        1,767        2,182
    Nontaxable  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           398          169           29
                                                                               --------------------------------
      Total interest income   . . . . . . . . . . . . . . . . . . . . .         5,160        5,235        5,460
                                                                               --------------------------------
Interest expense:
  Interest on deposits (Note 6)   . . . . . . . . . . . . . . . . . . .         1,791        1,804        2,232
  Interest on short-term borrowings   . . . . . . . . . . . . . . . . .             4            1            1
  Interest on long-term debt  . . . . . . . . . . . . . . . . . . . . .             6           42           66
                                                                               --------------------------------
      Total interest expense  . . . . . . . . . . . . . . . . . . . . .         1,801        1,847        2,299
                                                                               --------------------------------
      Net interest income   . . . . . . . . . . . . . . . . . . . . . .         3,359        3,388        3,161
Provision for loan losses (Note 4)  . . . . . . . . . . . . . . . . . .            90          236          128
                                                                               --------------------------------
      Net interest income after provision for loan losses   . . . . . .         3,269        3,152        3,033
                                                                               --------------------------------
Non-interest income:
  Service charges on deposits   . . . . . . . . . . . . . . . . . . . .           748          675          602
  Other service charges and fees, net   . . . . . . . . . . . . . . . .           178          162           97
  Securities gains    . . . . . . . . . . . . . . . . . . . . . . . . .           104            -           96
                                                                               --------------------------------
      Total non-interest income   . . . . . . . . . . . . . . . . . . .         1,030          837          795
                                                                               --------------------------------
Non-interest expense:
  Salaries and employee benefits  . . . . . . . . . . . . . . . . . . .         1,739        1,567        1,488
  Occupancy expense, net  . . . . . . . . . . . . . . . . . . . . . . .           271          309          290
  Other real estate owned, net  . . . . . . . . . . . . . . . . . . . .            92           66          (64)
  Other (Notes 7 & 8)   . . . . . . . . . . . . . . . . . . . . . . . .         1,104        1,126        1,021
                                                                               --------------------------------
      Total non-interest expense  . . . . . . . . . . . . . . . . . . .         3,206        3,068        2,735
                                                                               --------------------------------
      Income   before  income  taxes  and  cumulative  effect  of  change  in
         accounting  principle  . . . . . . . . . . . . . . . . . . . .         1,093          921        1,093
Income tax expense (Note 10)  . . . . . . . . . . . . . . . . . . . . .           264          266          445

      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --------------------------------

      Income before cumulative effect of change in accounting principle           829          655          648
Cumulative effect of change in accounting principle (Note 10) . . . . .             -          116            -
                                                                               --------------------------------
      Net income (loss)   . . . . . . . . . . . . . . . . . . . . . . .        $  829          771          648
                                                                               ================================
Earnings per share:
  Income before cumulative effect of change in accounting principle   .          0.17         0.10         0.10
  Cumulative effect of change in accounting principle   . . . . . . . .          -            0.04            0
  Net income    . . . . . . . . . . . . . . . . . . . . . . . . . . . .          0.17         0.14         0.10
                                                                               ================================
Average outstanding common shares . . . . . . . . . . . . . . . . . . .         2,616        2,644        2,644
                                                                               ================================

See accompanying notes to consolidated financial statements.

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31,
                                                                                    1994             1993
                                                                                   ------------------------
                                                                                       (In thousands)
ASSETS
Cash and due from banks . . . . . . . . . . . . . . . . . . . . . . . . .          $ 2,440            1,907
Federal funds sold  . . . . . . . . . . . . . . . . . . . . . . . . . . .                -              460
Investment securities (Note 2)  . . . . . . . . . . . . . . . . . . . . .           30,588           29,794
Loans (Notes 3 & 12)  . . . . . . . . . . . . . . . . . . . . . . . . . .           41,974           37,007
  Unearned discounts  . . . . . . . . . . . . . . . . . . . . . . . . . .              (14)             (61)
  Allowance for loan losses (Note 4)  . . . . . . . . . . . . . . . . . .             (559)            (437)
                                                                                   ------------------------
    Loans, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           41,401           36,509
Property and equipment, net (Note 5)  . . . . . . . . . . . . . . . . . .            4,051            4,110
Other real estate . . . . . . . . . . . . . . . . . . . . . . . . . . . .              180              542
Accrued interest receivable . . . . . . . . . . . . . . . . . . . . . . .              6/2              537
Accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . .               90              248
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              358              457
                                                                                   ------------------------
                                                                                   $79,720           74,564
                                                                                   ========================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Interest bearing (Note 6)   . . . . . . . . . . . . . . . . . . . . . .          $56,178           55,084
  Non-interest bearing  . . . . . . . . . . . . . . . . . . . . . . . . .           13,469           11,010
                                                                                   ------------------------
  Total deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           69,647           66,094
                                                                                   ------------------------
  Securities sold under repurchase agreement (Note 7)                                1,500                -
  Long-term debt (Note 8)   . . . . . . . . . . . . . . . . . . . . . . .                -              450
  Deferred income taxes (Note 10)   . . . . . . . . . . . . . . . . . . .            1,199            1,366
  Other liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . .              425              365
                                                                                   ------------------------
    Total liabilities   . . . . . . . . . . . . . . . . . . . . . . . . .           72,771           68,275
                                                                                   ------------------------
Commitments and contingencies (Notes 12, 14 & 16 )  . . . . . . . . . . .
Stockholders' equity (Notes 15 & 16):
Preferred stock, 9% cumulative, nonvoting $30 par value, redeemable at the
  Company's option at par plus cumulative unpaid dividends.  Cumulative unpaid preferred dividends amount to $3,626,370 or $24.98 per share at
  December 31, 1994.  Authorized 150,000 shares; issued and outstanding
  145,200 shares in 1994 and 1993 Liquidation preference of $7,982,370 and
  $7,590,330 respectively  . . . . . . . . . . . . . . . . . . . . . . .             4,356            4,356
  Class B preferred stock, $1 par value. Authorized 500,000 shares; none
    issued or outstanding   . . . . . . . . . . . . . . . . . . . . . . .                -                -
  Common stock, $1 par value. Authorized  10,000,000 shares; issued  2,805,385
    shares in 1994 and 1993   . . . . . . . . . . . . . . . . . . . . . .            2,805            2,805
  Additional paid-in capital    . . . . . . . . . . . . . . . . . . . . .            7,358            7,358
  Accumulated deficit   . . . . . . . . . . . . . . . . . . . . . . . . .           (6,315)          (7,144)
                                                                                   ------------------------
  Net unrealized holding  loss on  investment securities  available for  sale, net of deferred taxes
                                                                                      (158)               -
                                                                                   ------------------------
                                                                                     8,046            7,375
                                                                                   ========================
  Less cost of  common stock  held in treasury  (273,148  shares  in 1994  and
    1993)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (1,097)          (1,086)
                                                                                   ------------------------
    Net stockholders' equity                                                         6,949            6,289
                                                                                   ------------------------
                                                                                   $79,720           74,564
                                                                                   ========================

See accompanying notes to consolidated financial statements.

UNITED OKLAHOMA BANKSHARE'S, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY.

                                                                            YEARS ENDED DECEMBER 31,
                                                                          1994        1993       1992
                                                                       --------------------------------
                                                                                 (In thousands )
Preferred stock:
  Balance at beginning and end of year  . . . . . . . . . . . .         4,356        4,356       4,356
                                                                       -------------------------------
Common stock:
  Balance at beginning and end of year    . . . . . . . . . . .         2,805        2,805       2,805
                                                                       -------------------------------
Additional paid-in capital:
  Balance at beginning and end of year  . . . . . . . . . . . .         7,358        7,358       7,358
                                                                       -------------------------------
Accumulated deficit:
  Balance at beginning of year  . . . . . . . . . . . . . . . .        (7,144)      (7,915      (8,563)
  Net income  . . . . . . . . . . . . . . . . . . . . . . . . .           829          771         648

                                                                       -------------------------------
  Balance at end of year  . . . . . . . . . . . . . . . . . . .        (6,315)      (7,144)     (7,915)
                                                                       -------------------------------
Net  unrealized  holding   gain  (loss)   on  investment   securities
available for sale:  (Note 2)

  Balance at beginning of year                                              -            -           -

  Implementation of  change in accounting  for investment securities,     170            -           -
  net of deferred taxes

  Change in net  unrealized  holding  gain   (loss)  on  investment      (328)           -           -
  securities available for sale, net of deferred taxes

  Balance at end of year                                                 (158)

Treasury stock:
  Balance at beginning and end of year  . . . . . . . . . . . .        (1,086)      (1,086)     (1,086)
                                                                       -------------------------------
    Purchase stock                                                        (11)           -           -
                                                                       ===============================
    Balance at end of year                                             (1,097       (1,086)     (1,086)
                                                                       ===============================
    Net stockholders' equity  . . . . . . . . . . . . . . . . .        $6,949        6,289       5,518
                                                                       ===============================

See accompanying notes to consolidated financial statements.

               UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEARS ENDED DECEMBER 31,
                                                                          1994          1993          1992
                                                                      -----------------------------------------
                                                                                    (In thousands)
Cash flows from operating activities:
  Net income (loss)   . . . . . . . . . . . . . . . . . . . . .        $  829            771            648
  Adjustments to reconcile net income (loss) to  net cash provided by
    (used in) operating activities:
      Depreciation  . . . . . . . . . . . . . . . . . . . . . .           378            368            327
      Provision for loan losses   . . . . . . . . . . . . . . .            90            236            128
      Provision for market decline-other real estate  . . . . .            85             63             38
      Amortization of intangibles   . . . . . . . . . . . . . .           147            147            147
      Amortization of premium, accretion of discounts, net  . .           113            175            116
      Gain on sale of investment securities   . . . . . . . . .          (104)             -            (96)
      Loss on sale of property and equipment  . . . . . . . . .             -             49              -
      Increase (decrease) in interest payable   . . . . . . . .            29            (89)          (220)
      Decrease (decrease) in interest receivable  . . . . . . .           (75)           (66)            15
      Decrease in  other real estate,  accounts receivable  and other
         assets . . . . . . . . . . . . . . . . . . . . . . . .           387            155            581
      (Decrease) increase in deferred income taxes  . . . . . .           (15)            40            430
      (Decrease) increase in other liabilities  . . . . . . . .           (17)           (56)            32
                                                                       ------------------------------------
         Total adjustments  . . . . . . . . . . . . . . . . . .         1,018          1,022          1,498
                                                                       ------------------------------------
Net cash provided by operating activities . . . . . . . . . . .         1,847          1,793          2,146
                                                                       ------------------------------------
Cash flows from investing activities:
  Proceeds from sales of investment securities  . . . . . . . .             -              -          1,830
  Proceeds from sales of investment securities available for sale       3,239              -              -
  Proceeds from principal payments on mortgage backed securities
                                                                        3,192          9,861          6,220
  Purchase of investment securities   . . . . . . . . . . . . .        (7,496)        (6,478)       (10,700)
  Net increase in loans   . . . . . . . . . . . . . . . . . . .        (4,982)        (2,941)        (3,747)
  Capital expenditures  . . . . . . . . . . . . . . . . . . . .          (319)          (336)          (701)
  Proceeds from sale of property and equipment  . . . . . . . .             -            296             25
                                                                       ------------------------------------
Net cash provided by (used in) investment activities  . . . . .        (6,366            402         (7,073)
                                                                       ------------------------------------
Cash flows form financing activities:
  Net  (decrease)  increase  in  interest  bearing  and  non-interest
    bearing deposits, savings and certificates of deposit   . .         3,553         (4,208)         5,477
  Increase in securities sold under repurchase agreement                1,500              -              -
  Repayment of long-term debt   . . . . . . . . . . . . . . . .          (450)          (450)          (500)
                                                                       ------------------------------------
Purchase of treasury stock                                                (11)             -              -
                                                                       ------------------------------------
Net cash (used in) provided by financing activities . . . . . .         4,592         (4,658)         4,977
                                                                       ------------------------------------
Net (decrease) increase in cash and cash equivalents  . . . . .            73         (2,463)            50
                                                                       ------------------------------------
Cash and cash equivalents at beginning of year  . . . . . . . .         2,367          4,830          4,780
                                                                       ------------------------------------
Cash and cash equivalents at end of year  . . . . . . . . . . .        $2,440          2,367          4,830
                                                                       ====================================
Supplemental disclosure of noncash investing activities:
                                                                       ------------------------------------
Net unrealized  holding loss  on investment securities  available for
sale, net of deferred taxes of $104,000 . . . . . . . . . . . .           158              -             --
                                                                       ------------------------------------
 See accompanying notes to consolidated financial statements.

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1994, 1993 AND 1992

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         United Oklahoma Bankshares, Inc. (the "Company") and its subsidiaries provide a full range of banking services to individual and corporate customers principally in eastern Oklahoma county. The Company is subject to competition from other financial service companies and financial institutions. The Company is subject to regulations of the Federal Reserve Bank. United Bank ("UB") is subject to regulations of the Federal Deposit Insurance Corporation and the Oklahoma State Banking Department. The Company and UB undergo periodic examinations by those regulatory authorities.

         PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions. Those estimates and assumptions relate principally to the determination of the allowance for possible loan losses and the valuation of assets acquired in foreclosure. The accounting policies for these items and other significant accounting policies are presented below.

         The consolidated financial statements include the accounts of the Company and its subsidiaries, all wholly owned, after elimination of all significant intercompany accounts and transactions.

         CASH AND SHORT TERM INVESTMENTS

         UB is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1994, was approximately $614,000.

         In making short-term investment decisions, the Company considers its board-approved policies, liquidity needs, potential rate of rerun, and credit risk.o For purposes of evaluating credit risk, the stability of the financial institutions and other entities conducting business with the Company is periodically reviewed.

         The Company had concentrations of credit risk with one financial institution in the form of a correspondent bank account and federal funds sold in the amount of $1,483,000 and $1,608,000 at December 31, 1994 and 1993, respectively. If the financial institution failed to completely perform under the terms of the financial instruments, the exposure for credit loss would be the amount of the financial instruments less the amount covered by the Federal Deposit Insurance Corporation ("FDIC") of $100,000.

         For the purposes of the Statements of Cash Flows, the Company considers overnight Federal funds sold to be cash equivalents.

         Cash paid for interest was approximately $1,772,000, $1,937,000, and $2,518,000 in 1994, 1993, and 1992, respectively.

         INVESTMENT SECURITIES

         The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115), at January 1, 1994. Under Statement 115, the Company has classified its debt and marketable equity securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. No investment securities within the portfolio are considered trading. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

         Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are not included in earnings and are reported as a separate component of stockholders' equity until realized.

         A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

         Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using a method that approximates the interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

         Investment securities at December 31, 1993, are stated at cost adjusted for amortization of premium and accretion of discount, which are calculated using a method that approximates the interest method. These investment securities include all debt and marketable equity securities for which the Company has both the intent and ability to hold maturity.

         LOANS AND ASSETS ACQUIRED IN FORECLOSURE

         Loans are generally carried at amounts advanced less payments received. Interest income is recorded on discounted loans by use of a method which produces a reasonable approximation of constant yield on the outstanding principal. Interest income is accrued as earned on non-discounted loans except where substantial doubt exists as to the ultimate collectibility of the accrued interest, in which case no accrual of interest is made.

         Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal, or when a loan becomes contractually past due by ninety days or more with respect to principal or interest. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

         The allowance for possible loan losses is maintained at levels which management considers necessary to reflect the credit risks of the loan portfolio. For financial reporting purposes, the provision to be charged as an operating expense is based on an assessment of specific problem loans, local economic conditions, past due loan loss experience and such other factors which in management's judgment deserve current recognition necessary to maintain the allowance at an adequate level.

         Real estate and other assets acquired through foreclosure are recorded at fair value as of that date. Fair value is based on independent appraisals and other relevant factors. This value becomes the asset's new "cost". After foreclosure, these assets are carried at the lower of "cost" or fair value minus estimated costs to sell. Any subsequent write-downs are charged against noninterest expense. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in noninterest expense.

         While management uses all available information to recognize losses on loans and assets acquired in foreclosure, future losses may become necessary based on changes in economic conditions, particularly in the local economies in which the Company operates. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for possible loan losses and carrying values of assets acquired in foreclosure. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

         The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards No. 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan" and Statement of Financial Accounting Standards No. 118 (Statement 118), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114 requires that impaired loans within its scope be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the resulting measurement is less than the recorded investment in the loan, the creditor recognizes impairment through a valuation allowance. Statement 118 amends Statement 114 by eliminating specified accounting for interest income on impair loans and by clarifying the disclosure requirements about impaired loans. The Company will prospectively adopt the provisions of Statement 114 and Statement 118, in preparing its 1995 financial statements. The impact of the statement is not expected to have a material effect on the Company's consolidated financial statements.

         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operating expense and is computed by use of the straight-line method over the estimated useful lives of the depreciable assets. The estimated useful lives are 2 to 40 years for buildings and improvements, and 3 to 20 years for furniture, fixtures and equipment. Maintenance and repairs are charged directly to expense as incurred while improvements are capitalized. When assets are retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in operations.

         INCOME TAXES

         The Company files a consolidated income tax return with its subsidiaries. The Company's subsidiaries are charged for income taxes attributable to their taxable income and reimbursed for any tax benefit resulting from their tax losses and tax credits utilized by the Company to reduce consolidated taxable income.

         Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 (Statement 109), "Accounting for Income Taxes" and reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of operations. Under Statement 109 deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         COMPUTATION OF EARNINGS PER SHARE

         Earnings per share are based on the weighted average number of shares of common stock outstanding (after reduction for treasury shares) during the year after considering cumulative preferred stock dividends. Cumulative preferred stock dividends accrue annually at approximately $392,000.

         EXCESS OF COST OVER ASSETS ACQUIRED

         Included in other assets is a purchased core deposit intangible asset (premium) related to the purchase of UB in 1984. The UB core deposit asset is being amortized over 11.6 years, the estimated life of the asset based on a study of the benefit expected to be received from the acquisition of UB's core deposits. At December 31, 1994, the unamortized balance included in other assets approximated $147,000.

2.       INVESTMENT SECURITIES

As discussed in note 1, the Company adopted Statement 115 as of January 1, 1994. The net effect of this change in accounting principle of $170,063, net of deferred taxes, was determined as of January 1, 1994, and is reported as a separate component of stockholders' equity.

Management believes there has been no permanent impairment in the value of the Company's investment securities.

Investment securities at December 31, 1994, consist of (in thousands):

         Available for sale, at fair value ..........................       $ 7,137

         Held to maturity, at amortized cost.........................        23,451
                                                                             ------

                                                                            $30,588
                                                                            =======

The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value for available for sale and held to maturity securities by major security type at December 31, 1994 were as follows (in thousands):

                                                        --------------------------------------------------------
                                                                            GROSS           GROSS      ESTIMATED
                                                        AMORTIZED COST   UNREALIZED      UNREALIZED      MARKET
                                                                            GAINS          LOSSES        VALUE
                                                        --------------------------------------------------------
Available for sale:
U.S. Treasury securities  . . . . . . . . . . .         $    829                -            (11)           818
Mortgage-backed securities                                 6,570                -           (251)         6,319
                                                        -------------------------------------------------------
    . . . . . . . . . . . . . . . . . . . . . .         $  7,399                -           (262)         7,137
                                                        =======================================================
Held to maturity:                                       $  1,264                -            (78)        $1,186
U.S. Treasury securities  . . . . . . . . . . .
Securities of other U.S. government agencies  .              747                -            (62)           685
State & Municipals  . . . . . . . . . . . . . .            9,972                3           (545)         9,430
                                                        -------------------------------------------------------
                                                          11,983                3           (685)        11,301
  Mortgage-backed securities                              11,468                6           (490)        10,984
                                                        =======================================================
                                                        $ 23,451                9         (1,175)        22,285
                                                        =======================================================

The amortized cost, gross unrealized gains, gross unrealized losses and fair value of investment securities at December 31, 1993, were as follows:

                                                      -------------------------------------------------------------
                                                                              GROSS           GROSS     FAIR VALUE
                                                      AMORTIZED COST        UNREALIZED     UNREALIZED
                                                                              GAINS          LOSSES
                                                      -------------------------------------------------------------
U.S. Treasury securities  . . . . . . . . . . .            $3,383              259              -          3,642
States and municipals                                       5,811              121            (42)         5,890
                                                           -----------------------------------------------------
                                                            9,194              380            (42)         9,532
  Mortgage-backed securities                               20,600              198           (119)        20,679
                                                           -----------------------------------------------------
                                                           29,794              578           (161)        30,211
                                                           =====================================================

The amortized cost and fair value of investment securities at December 31, 1994, by contractual maturity, in thousands, are shown below. Expected maturities will differ from contractual maturities because issuers of investment securities may have the right to call or prepay obligations.

                                                                                      Amortized        Fair Value
                                                                                         Cost
                                                                                     -----------------------------
Available for sale:
Due after one year through five years . . . . . . . . . . . . . . . . . . . .         $    829              818
Mortgage-backed securities  . . . . . . . . . . . . . . . . . . . . . . . . .            6,570            6,319
                                                                                      -------------------------
                                                                                      $  7,399            7,137
                                                                                      =========================
Available for sale:
Due in one year of less . . . . . . . . . . . . . . . . . . . . . . . . . . .             $527              523
Due after one year through five years                                                    6,785            6,455
Due after five years through ten years                                                   4,335            4,013
Due after ten years                                                                        336              310
                                                                                      -------------------------
                                                                                        11,983           11,301
Mortgage-backed securities  . . . . . . . . . . . . . . . . . . . . . . . . .           11,468           10,984
                                                                                      -------------------------
                                                                                      $ 23,451           22,285
                                                                                      =========================

Proceeds from sales of investment securities and gross realized gains and losses form such sales are stated below, in thousands. There were no gross losses realized. All 1994 sales were investments classified as available for sale.

                                                                              Years ended December 31,
                                                                     ------------------------------------------
                                                                        1994             1993             1992
                                                                     ------------------------------------------
Proceeds from sales . . . . . . . . . . . . . . . . . . . . . . .    $  3,329                -            1,830
                                                                     ==========================================
Gross realized gains  . . . . . . . . . . . . . . . . . . . . . .         104                -
                                                                     ==========================================

Investment securities have a carrying value of approximately $14,656,000 and $16,310,000 at December 31, 1994 and 1993, respectively, were pledged to secure public funds on deposit and for other purposes required by law.

3.  LOANS

    A summary of the Company's loans is as follows:

                                                                                              December 31
                                                                                     ---------------------------
                                                                                         1994             1993
                                                                                     ---------------------------
                                                                                            (In thousands)
Commercial, financial and agricultural  . . . . . . . . . . . . . . . . . . .        $  11,917           13,953
Real estate - construction  . . . . . . . . . . . . . . . . . . . . . . . . .            1,556            1,860
Real estate - mortgage  . . . . . . . . . . . . . . . . . . . . . . . . . . .           19,708           13,236
Credit card receivables . . . . . . . . . . . . . . . . . . . . . . . . . . .              625              719
Installment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            8,168            7,239
                                                                                     --------------------------
    Total loans                                                                      $  41,974           37,007
                                                                                     ==========================

At December 31, 1994 and 1993, loans on which interest had ceased to be accrued approximated $178,000 and $481,000, respectively. Had the accrual status of these been normal, approximately $47,000 and $42,000 of additional interest would have been earned in 1994 and 1993, respectively. At December 31, 1994 and 1993, there were no commitments to lend additional funds to borrowers with loans on which the accrual of interest has been discontinued.

At December 31, 1994 and 1993, loans to officers, directors, their immediate families and companies in which they own a significant interest aggregated approximately $151,000 and $148,000, respectively. During 1994 approximately $78,000 of loan advances were made, and repayments totaled $75,000. In management's opinion, such transactions were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk.

The Company grants commercial, real estate, and consumer loans to customers principally in the state of Oklahoma. Although the Company has a diversified loan portfolio, the majority of its customers consist of individual and corporate borrowers in eastern Oklahoma county.

Maturity and rate sensitivity distribution of loans at December 31, 1994 is as follows:

                                                       One Year         One to         Over Five
                                                        or Less       Five Years         Years          Total
                                                    ---------------------------------------------------------
                                                                            (In thousands)
Commercial, financial and agricultural  . . . .     $   8,301            3,385             231         11,917
Real estate-construction  . . . . . . . . . . .         1,502               54               -          1,556
Real estate-mortgage  . . . . . . . . . . . . .         1,790           13,908           4,010         19,708
Credit card receivables . . . . . . . . . . . .           625                -               -            625
Installment . . . . . . . . . . . . . . . . . .         1,178            6,518             472          8,l68
                                                    ---------------------------------------------------------
    Total   . . . . . . . . . . . . . . . . . .     $  13,396           23,865           4,713         41,794
                                                    =========================================================
Interest sensitivity of loans by maturity:
  Predetermined rate  . . . . . . . . . . . . .         5,220           19,423           1,872         26,515
  Variable rate   . . . . . . . . . . . . . . .         8,176            4,442           2,841         15,459
                                                    ---------------------------------------------------------
    Total   . . . . . . . . . . . . . . . . . .     $  13,396           23,865           4,713         41,974
                                                    =========================================================

4.  ALLOWANCE FOR LOAN LOSSES

A summary of transactions in the allowance for loan losses is as follows:

                                                                               Years ended December 31,
                                                                        1994             1993             1992
                                                                        ---------------------------------------
                                                                                    (In thousands)
Balance at beginning of period  . . . . . . . . . . . . . . . . .        $437              469              495
Provisions charged to expense . . . . . . . . . . . . . . . . . .          90              236              128
Recoveries  . . . . . . . . . . . . . . . . . . . . . . . . . . .         123               19               33
Loans charged off                                                         (91)            (287)            (187)
                                                                        ---------------------------------------
Balance at end of period                                                 $559              437              469
                                                                        =======================================

5.   PROPERTY AND EQUIPMENT
Property and equipment is summarized as follows:

                                                                                             December 31,
                                                                                     --------------------------
                                                                                         1994             1993
                                                                                     --------------------------
                                                                                            (In thousands)
Land  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $    751              751
Bank buildings and equipment  . . . . . . . . . . . . . . . . . . . . . . . .            5,601            5,370
Furniture and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . .              713              626
                                                                                     --------------------------
                                                                                         7,065            6,747
Less accumulated depreciation . . . . . . . . . . . . . . . . . . . . . . . .            3,014            2,637
                                                                                     --------------------------
                                                                                      $  4,051            4,110
                                                                                     ==========================

6.  DEPOSITS

Included in interest bearing deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1994 and 1993 are as follows:

                                                                                             December 31,
                                                                                    --------------------------
                                                                                         1994            1993
                                                                                    --------------------------
                                                                                            (In thousands)
3 months or less  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $    8,555            6,975
Over 3 months through 6 months  . . . . . . . . . . . . . . . . . . . . . . .            1,446            1,690
Over 6 months through 12 months . . . . . . . . . . . . . . . . . . . . . . .            1,314            1,582
Over 12 months  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              198              100
                                                                                    ---------------------------
                                                                                    $   11,513           10,347
                                                                                    ===========================

The interest expense on these deposits approximated $375,000 and $386,000 for the years ended December 31, 1994 and 1993, respectively.

7.  SECURITIES SOLD UNDER REPURCHASE AGREEMENT

Securities sold under repurchase agreement during 1994 consisted of a mortgage-backed security. Under this agreement, the Company sold and will repurchase the same security upon maturity of the agreement. The agreement matures in less than one month. This was the only agreement entered into during 1994. The mortgage-backed security has a book value, including accrued interest, of approximately $2,000,000 and a market value of approximately $1,927,000 at December 31, 1994. The transaction is accounted for as a collateralized borrowing with an effective interest rate of 6.1%.

8.   LONG-TERM DEBT

In 1991, the Company borrowed the sum of $1,400,000 from John E. Kirkpatrick of Oklahoma City, Oklahoma, a preferred stockholder of the Company. The note was collateralized by 100% of the stock of UB. The note was paid in full as of December 31, 1994.

9.  OTHER NON-INTEREST EXPENSE

                                                                               Years ended December 31,
                                                                      ------------------------------------------
                                                                        1994             1993             1992
                                                                      ------------------------------------------
                                                                                    (In thousands)
Outside service expense . . . . . . . . . . . . . . . . . . . . .     $   181              161              166
Advertising and business development  . . . . . . . . . . . . . .         156               94               78
Postage . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          65               57               61
Stationery, printing and supplies . . . . . . . . . . . . . . . .          83               71               82
Collection expense                                                         56              107               76
Data processing expense . . . . . . . . . . . . . . . . . . . . .         112              124              142
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         451              512              416
                                                                      -----------------------------------------
                                                                      $ 1,104            1,126            1,021
                                                                      =========================================

10. INCOME TAXES

As discussed in note 1, the Company adopted Statement 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $116,000 was determined as of January 1, 1993 and is reported separately in the consolidated statement of operations for the year ended December 31, 1993.

         The components of income taxes are as follows:

                                                                               Years ended December 31,
                                                                        --------------------------------------
                                                                        1994             1993             1992
                                                                        --------------------------------------
                                                                                    (In thousands)
Current:
  Federal   . . . . . . . . . . . . . . . . . . . . . . . . . . .         228              208               12
  State   . . . . . . . . . . . . . . . . . . . . . . . . . . . .           -                -                3
                                                                        ---------------------------------------
                                                                          228              208               15
                                                                        ---------------------------------------
Deferred:
  Federal   . . . . . . . . . . . . . . . . . . . . . . . . . . .         (14)              16              234
  State   . . . . . . . . . . . . . . . . . . . . . . . . . . . .          50               42              196
                                                                        ---------------------------------------
                                                                           36               58              430
                                                                        ---------------------------------------
  Income tax expense (benefit)  . . . . . . . . . . . . . . . .         $ 264              266              445
                                                                        =======================================

The Company's tax provision on income before provision for income taxes differs from a normal 34% tax rate as shown be low:

                                                                               Years ended December 31,
                                                                    -------------------------------------------
                                                                        1994              1993            1992
                                                                    -------------------------------------------
                                                                                    (In thousands)
Income  before income taxes multiplied by  34% in 1994, 1993, and      $  372              313              372
  1992  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

  Tax exempt interest   . . . . . . . . . . . . . . . . . . . . .        (158)             (83)             (29)
  State income taxes, net of federal income tax benefit   . . . .          33               28               35
  Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . .          17                8               67
                                                                       ----------------------------------------
                                                                       $  264              266              445
                                                                       ========================================

Cash paid for income taxes was approximately $291,000, $95,000 and $45,000 in 1994, 1993 and 1992, respectively. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993, are presented below (in thousands):

Deferred tax assets:                                                                 1994                 1993
  Other real estate, principally due to charge offs                                    $30                 74

  Net operating loss carryforward                                                        -                 33

  Alternative minimum tax credit carryforward                                           97                 81
                                                                                     ------------------------
  Total  gross deferred tax assets before  net unrealized holding loss on              127                188
  investment securities available for sale

Deferred tax asset on net unrealized loss on investment
  securities available for sale                                                        104
                                                                                     ------------------------
TOTAL gross deferred tax assets                                                        231                188
                                                                                     ------------------------
Deferred tax liabilities:

  Property and equipment, principally due to difference in depreciation                549                527

  Loans receivable, principally due to allowance for loan losses                       828                823

  Purchased core  deposit intangible,  principally due  to difference  in               53                106
  amortization

  Other                                                                                  -                 98

  Total gross deferred tax liabilities                                               1,430              1,554
                                                                                     ------------------------
  Net deferred tax liability                                                         1,199              1,366
                                                                                     =========================


A valuation allowance for deferred tax assets was not required as of the date of the adoption of SFAS 109 or December 31, 1993, due to management's expectation of the future reversal of deferred tax liabilities.

The deferred income tax effects of timing differences between financial income and taxable income for the years ended December 31, 1992, is as follows (in thousands):

                                                                                         1992
                                                                                     ---------
Tax depreciation less than financial depreciation . . . . . . . . . . . . . .        $      (8)
Tax loan loss and other real estate provision in  excess of (less than) financial
  provision   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              317
Utilization of tax net operating loss carryforward  . . . . . . . . . . . . .              148
Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              (27)
                                                                                     ---------
                                                                                     $     430
                                                                                     =========

At December 31, 1994, the Company has alternative minimum tax credit carryforward of approximately $97,000 which is available to reduce future federal income taxes, if any, over an indefinite period.

11.  EMPLOYEE BENEFIT PLANS

The company sponsors a defined contribution 401(k) plan covering substantially all employees under which employees' contributions may be partially matched by the Company. The Company's contributions in 1994, 1993, and 1992 were $50,000, $41,000, and $27,000, respectively.

12.   RELATIONSHIPS WITH CERTAIN STOCKHOLDERS AND AFFILIATES

The Company and its subsidiaries, through common owners and/or directors, are considered to be related parties for financial reporting purposes with one other bank.

UB has sold loan loan participations to this bank totaling $169,000 and $118,000 at December 31, 1994 and 1993, respectively.

13.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK

The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by one of the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at December 31 are as follows:

                                                                                           Contract Amount
                                                                                           ---------------
                                                                                     --------------------------
                                                                                        1994               1993
                                                                                     --------------------------
         Commitments to extend credit                                                $5,341,000        6,160,000

         Standby letters of credit                                                      948,000          916,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by- case basis. The amount of the collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include certificates of deposit, accounts receivable, inventory, property and equipment, real estate, livestock, and income producing properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. All of the standby letters of credit at December 31, 1994, are short-term guarantees; they expire prior to December 31, 1995. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. When deemed necessary, the Company may hold a variety of collateral to support these commitments similar to the types of collateral held for commitments to extend credit.

14.   COMMITMENTS AND CONTINGENCIES

The Company, through its United Del City Tower subsidiary, leases excess office space. Future minimum rentals for non- cancelable office leases, with initial or remaining terms of one year or more consisted of the following at December 31, 1994:

       1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 407,000
       1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 328,000
       1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 229,000
       1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27,000

15.   AGREEMENTS WITH BANK REGULATORS

The Company was operating under a written agreement with the Federal Reserve Bank until March 1994, at which time the agreement was terminated and the Company was released from the restrictions of the agreement.

16.   REGULATORY CAPITAL REQUIREMENTS

United Bank is subject to certain regulatory capital regulations which require the maintenance of certain levels of capital as a percentage of risk-adjusted assets. These regulations define capital as either core capital (Tier 1) or supplementary capital (Tier 2). Core capital consists primarily of common shareholders' equity, while supplementary capital is comprised of preferred stock, certain debt instruments, and a portion or, the allowance for loan losses. At December 31, 1994, the required core capital is 4.00% and total risk-based capital is 8.00%. UB's core and total risk- based capital exceed regulatory guidelines at December 31, 1994 and 1993, respectively, and are as follows:

                                                              1994             1993
                                                              ----             ----
          Tier 1 capital (core)                              13.05%           13.27%
          Tier 2 capital (total risk-based)                  14.11            14.21

The payment of dividends by the subsidiaries is restricted by regulatory capital requirements. At December 31, 1994, approximately $836,000 is available from United Bank's retained earnings for distribution as a dividend to the Company in 1995 without regulatory approval.

17.      SUBSEQUENT EVENT

In January 1995, certain shareholders entered into a Stock Purchase Agreement to sell their common and non-voting preferred stock in the Company to Ameribank Corporation (Ameribank). The actual transfer of stock is scheduled to take place subsequent to obtaining all requisite approval from regulatory agencies. This purchase will transfer control to the Company to Ameribank.

18.   PARENT COMPANY FINANCIAL STATEMENTS

Following are the condensed financial statements for United Oklahoma Bankshares, Inc. (Parent Company Only):

                                             STATEMENTS OF OPERATIONS
                                                                               Years ended December 31,
                                                                     ------------------------------------------
                                                                        1994             1993             1992
                                                                     ------------------------------------------
                                                                                    (In thousands)
Income:
Dividend from UB  . . . . . . . . . . . . . . . . . . . . . . . .         275              450                -
Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8                8               12
                                                                      -----------------------------------------
Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         283              458               12
                                                                      -----------------------------------------
Expenses:
  Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . .           6               42               66
  Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . .          20               72               14
                                                                      -----------------------------------------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . .          26              114               80
                                                                      -----------------------------------------
Income  (loss)  before  income  taxes,  undistributed  income  of
  subsidiaries  and  cumulative effect  of  change  in accounting         257              344              (68)
  principle   . . . . . . . . . . . . . . . . . . . . . . . . . .
Income tax benefit (expense)  . . . . . . . . . . . . . . . . . .           7               40              (19)
                                                                      -----------------------------------------
Income  (loss)  before undistributed  income of  subsidiaries and
  cumulative effect of change in accounting principle   . . . . .
                                                                          264              384              (87)
Equity in undistributed income of subsidiaries  . . . . . . . . .         565              271              735
                                                                      -----------------------------------------
Income  (loss ) before cumulative  effect of change in accounting
  principle   . . . . . . . . . . . . . . . . . . . . . . . . . .         829              655              648
Cumulative effect of change in accounting principle . . . . . . .           -              116                -
                                                                      -----------------------------------------
      Net income (loss)   . . . . . . . . . . . . . . . . . . . .     $   829              771              648
                                                                      =========================================


                                BALANCE SHEETS

                                                                                             December 31,
                                                                                      -------------------------
                                                                                         1994             1993
                                                                                      -------------------------
ASSETS                                                                                      (In thousands)
Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . .         $     68              359
Investment in UB at equity  . . . . . . . . . . . . . . . . . . . . . . . . .            6,908            6,501
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               60               60
                                                                                      -------------------------
                                                                                      $  7,036            6,920
                                                                                      =========================
LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued expenses and other liabilities, principally deferred income taxes . .         $     87              181
Long term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                -              450
                                                                                      -------------------------
      Total liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . .               87              631
                                                                                      -------------------------
Preferred stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            4,356            4,356
Common stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            2,805            2,805
Additional paid-in capital                                                               7,358            7,358
                                                                                      -------------------------
Accumulated deficit   . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (6,315)          (7,144)
                                                                                      -------------------------
      Net  unrealized holding  loss  on investment  securities available  for sale
      held by UB, net of deferred taxes                                                   (158)               -
                                                                                         8,046            7,375
      Less cost of common stock held in treasury                                        (1,097)          (1,086)
      Net stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . .            6,949            6,289
                                                                                      -------------------------
                                                                                      $  7,036            6,920
                                                                                      =========================

                           STATEMENTS OF CASH FLOWS

                                                                               Years ended December 31,
                                                                         -------------------------------------
                                                                         1994             1993            1992
                                                                         -------------------------------------
                                                                                    (In thousands)
Cash flows from operating activities:
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . .         829              655              648
    Adjustments to reconcile  net income to net cash  provided by operating activities:
      Equity in undistributed income of subsidiaries  . . . . . .        (565)            (271)            (735)
      Loss on sale of land  . . . . . . . . . . . . . . . . . . .           -               49                -
      (Decrease) increase in other liabilities  . . . . . . . . .         (94)             151              349
                                                                         --------------------------------------
         Total adjustments  . . . . . . . . . . . . . . . . . . .        (659)             (71)            (386)
                                                                         --------------------------------------
Net cash provided by (used in) operating activities . . . . . . .         170              584              262
                                                                         --------------------------------------
Cash flows from investing activities:
  Proceeds from sale of land  . . . . . . . . . . . . . . . . . .           -               93                -

Cash flows from financing activities:
  Purchase of treasury stock                                              (11)               -                -
  Repayment of long-term debt   . . . . . . . . . . . . . . . . .        (450)            (450)            (500)
                                                                         --------------------------------------
Net cash (used in) provided by financing activities . . . . . . .        (461)            (450)            (500)
                                                                         --------------------------------------
Net (decrease) increase in cash and cash equivalents  . . . . . .        (291)             227             (238)
                                                                         --------------------------------------
Cash and cash equivalents at beginning of year  . . . . . . . . .         359              132              370
                                                                         --------------------------------------
Cash and cash equivalent at end of year . . . . . . . . . . . . .          68              359              132
                                                                         ======================================

INDEPENDENT AUDITORS' REPORT
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

The Board of Directors and Stockholders
United Oklahoma Bankshares, Inc.:

We have audited the accompanying consolidated balance sheets of United Oklahoma Bankshares, Inc. (the Company) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the mounts and disclosures: in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Oklahoma Bankshares, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1993 and No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994.

                                        KPMG PEAT MARWICK

Oklahoma City, Oklahoma
February 17, 1995

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

CONDENSED AVERAGE BALANCE SHEETS

                                                                        YEARS ENDED DECEMBER 31
                                                    --------------------------------------------------------------
                                                                1994                           1993
                                                    --------------------------------------------------------------
AVERAGE ASSETS:
  Cash and due from banks   . . . . . . . . . .     $   2,605          3.33  %        2,543         3.23      %
  Federal funds sold  . . . . . . . . . . . . .         1,599          2.04           1,933         2.45
  Investment securities   . . . . . . . . . . .        31,869         40.76          33,197        42.14
  Loans   . . . . . . . . . . . . . . . . . . .        37,263         47.66          35,519        45.08
  Less:  Allowance for loan losses  . . . . . .          (534)        (0.68)           (468)       (0.59)
  Property and equipment, net   . . . . . . . .         4,047          5.18           4,244         5.39
  Accrued interest and other assets   . . . . .         1,334          1.71           1,817         2.30
                                                    -----------------------          -------------------
                                                    $  78,183        100.00  %       78,785       100.00      %
                                                    =======================          ===================
AVERAGE LIABILITIES AND STOCKHOLDERS' EQUITY:
  Deposits:
    Demand:
      Individuals, partnerships and corporations       13,422         17.17  %       12,592        15.99
      . . . . . . . . . . . . . . . . . . . . .
    Money market checking   . . . . . . . . . .         9,772         12.50           9,009        11.43
    Savings and money market savings  . . . . .        18,962         24.25          19,328        24.53
    Time  . . . . . . . . . . . . . . . . . . .        27,425         35.08          29,464        37.40
                                                    -----------------------          -------------------
      Total deposits  . . . . . . . . . . . . .        69,581         89.00          70,393        89.35
  Short-term borrowings   . . . . . . . . . . .             79         0.10              18         0.03
  Long-term debt  . . . . . . . . . . . . . . .             97         0.12             635         0.80
  Accrued interest and other liabilities  . . .         1,771          2.27           1,851         2.35
                                                    -----------------------          -------------------
      Total liabilities   . . . . . . . . . . .        71,528         91.49          72,897        92.53
                                                    -----------------------          -------------------
  Stockholders' equity:
    Preferred stock   . . . . . . . . . . . . .         4,356          5.57           4,356         5.53
    Common stock  . . . . . . . . . . . . . . .         2,805          3.59           2,805         3.56
    Additional paid-in capital  . . . . . . . .         7,358          9.41           7,358         9.34
    Accumulated deficit   . . . . . . . . . . .        (6,779)        (8.67)         (7,545)       (9.58)
Net unrealized holding gain on investment
securities available for sale, net of deferred
taxes                                                        3         0.00               -         -
                                                    -----------------------          -------------------
                                                        7,743          9.90           6,974         8.85
    Less cost of common stock held in treasury
                                                       (1,088)        (1.39)         (1,086)       (1.38)
                                                    -----------------------          -------------------

      Net stockholders' equity  . . . . . . . .         6,655          8.51           5,888         7.47
                                                    -----------------------          -------------------
                                                       78,183        100.00  %       78,785       100.00      %
                                                    =======================          ===================

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

ANALYSIS OF NET INTEREST INCOME

                                                                          Years ended December 31,
                                                  --------------------------------------------------------------------
                                                                 1994                                1993
                                                  --------------------------------------------------------------------
                                                   Average   Income/   Yield/          Average   Income/   Yield/
                                                   Balance   Expense   Rate            Balance   Expense   Rate
                                                  --------------------------------------------------------------------
Earning Assets:
    Investment securities   . . . . . . . .
    Taxable                                       22,387     1,331        5.59   %    29,412     1,767        6.00   %
    Non-taxable                                    9,477       398        4.20         3,785       169        4.49
                                                  --------------------------------------------------------------------
                                                  31,864     1,729        5.43        33,197     1,936        5.83
    Federal funds sold  . . . . . . . . . .        1,599        60        3.75         1,933        56        2.90
    Loans, net of unearned discount (2)   .       37,263     3,371        9.05        35,519     3,243        9.13
                                                  --------------------------------------------------------------------
     Total earning assets/total interest income  $70,726     5,160        7.30   %    70,649     5,235        7.41   %
                                                  ====================================================================
Interest Bearing Liabilities:
      Interest bearing deposits   . . . . .       56,159     1,791        3.19   %    57,801     1,804        3.12   %
      Short-term borrowings   . . . . . . .           79         4        5.06            18         1        5.56
      Long-term debt  . . . . . . . . . . .           97         6        6.19           635        42        6.61
                                                  --------------------------------------------------------------------
         Total interest bearing liabilities/total
         interest expense . . . . . . . . .       56,335     1,801        3.20   %    58,454     1,847        3.16   %
                                                  ====================================================================


Differentials/net interest income . . . . .       14,391     3,359        4.10   %    12,195     3,388        4.25   %
                                                  ====================================================================
    Net  interest  income as  reported/net interest
      yield on interest earning assets  . .                               4.75   %                            4.80   %
                                                  ====================================================================

(1) The amortized cost is used in the average balance calculation.

(2) Loans, classified as non-accruing at included in the average balance calculation.

SELECTED STATISTICAL, INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

LOAN CONCENTRATIONS

                                                                           December 31, 1994
                                                                    -----------------------------
                                                                                        Percent
                                                                        Amount         of Total
                                                                    -----------------------------
Commercial, financial and agricultural  . . . . . . . . . . .       $   11,917              28.40       %
Real estate-construction  . . . . . . . . . . . . . . . . . .            1,556               3.71
Real estate-mortgage  . . . . . . . . . . . . . . . . . . . .           19,708              46.95
Credit card receivables . . . . . . . . . . . . . . . . . . .              625               1.49
Installment . . . . . . . . . . . . . . . . . . . . . . . . .            8,168              19.45
                                                                    -----------------------------
    Total loans   . . . . . . . . . . . . . . . . . . . . . .       $   41,974             100.00       %
                                                                  ===============================

----------------
Participations purchased amounting to $165,000 at December 31, 1994 are included in commercial. In addition, it should be noted that certain commercial loans may be secured by real estate.

SELECTED STATISTICAL INFORMATION
UNITED 0KLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

                                                                               Years ended December 31
                                                                              --------------------------
                                                                                  1994            1993
                                                                              --------------------------
                                                                                      (In thousands)
Balance at beginning of period  . . . . . . . . . . . . . . . . . . . . .     $      437             469
Charge-offs:
    Commercial, financial and agricultural  . . . . . . . . . . . . . . .            (82)           (264)
    Installment   . . . . . . . . . . . . . . . . . . . . . . . . . . . .             (9)            (23)
                                                                              --------------------------
         Total charge-offs  . . . . . . . . . . . . . . . . . . . . . . .            (91)           (287)
                                                                              --------------------------
Recoveries:
    Commercial, financial and agricultural  . . . . . . . . . . . . . . .            109              19
                                                                              --------------------------
         Installment                                                                  14               -
                                                                              --------------------------
         Total recoveries . . . . . . . . . . . . . . . . . . . . . . . .            123              19
                                                                              --------------------------
Net charge-offs (charge-offs) . . . . . . . . . . . . . . . . . . . . . .             32            (268)
Additions charged to operating expense  . . . . . . . . . . . . . . . . .             90             236
                                                                              --------------------------
Balance at end of period  . . . . . . . . . . . . . . . . . . . . . . . .     $      559             437
                                                                              ==========================
Total average loans, net of unearned discount . . . . . . . . . . . . . .     $   37,263          35,519
                                                                              ==========================
Ratio of net charge-offs to total average loans,
  net of unearned discount  . . . . . . . . . . . . . . . . . . . . . . .          (0.09)%          0.75%
                                                                              ==========================
Total loans, net of unearned discount . . . . . . . . . . . . . . . . . .     $   41,960          36,946
                                                                              ==========================
Ratio of allowance for loan losses to total loans,
   net of unearned discount   . . . . . . . . . . . . . . . . . . . . . .            1.33%          1.18%
                                                                              ==========================

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                                            Years ended December 31
                                                   ----------------------------------------------------------------
                                                        1994                               1993
                                                   ----------------------------------------------------------------
                                                                    % OF LOANS IN                  % OF LOANS IN
                                                                    EACH CATEGORY                  EACH CATEGORY
                                                       AMOUNT                            Amount
                                                   (In thousands)
Commercial, financial and agricultural                   $    122          28.40  %         73         37.44 %
Real estate-construction                                        1           3.71             4          5.29
Real estate-mortgage                                           13          46.95            99          35.51
Credit card receivables and installment                         -          20.94             -          21.76
                                                   -----------------------------          -------------------------
  Total                                                       136         100.00  %         176        100.00 %
                                                                         =======                      =============
Unallocated                                                   423                           261
                                                   --------------
  Total allowance                                            $559                           437
                                                   ==============                         =====

------------------------
The basis allocation of the allowance for loan losses is a review of individual loans, based on the bank's credit review and grading system, for possible exposure to loss, except for credit card and installment loans whose allocation is based primarily on historical net charge-off experience. The unallocated portion of the allowance provides for unforeseen credit risk exposure. The specific allocation of the allowance, therefore, represents only a numerical evaluation of identified risks in the portfolio at a point in time and does not necessarily represent anticipated charge-offs.

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

                            Within One Year      After One Year       After Five Years
                                                  But Within            But Within
                                                  Five Years             Ten Years

                            Amount  Yield       Amount    Yield       Amount   Yield
December 31, 1994
U.S. Treasury securities  $   -       -     %   2,093        6.09  %    -             -     %
Securities of other U.S.
government agencies                               747        5.75
Mortgage-backed securities    -       -             -        -          -             -
State & municipals          527       2.91      4,774        4.07     4,335         4.50
                          --------------------------------------------------------------
  Total amount/yield        527       2.91  %   7,614        4.81  % $4,335         4.50    %
                          ==============================================================

December 31, 1993
U.S. Treasury securities  $   -       -     %   3,383        7.39  %     -            -
Mortgage-backed securities    -       -             -        -           -            -
                          --------------------------------------------------------------
State & municipals            -       -         2,325        3.71     3,050         4.64
                          --------------------------------------------------------------
  Total amount/yield                        $   5,708        7.17  %  3,050         4.64    %
                          --------------------------------------------------------------
                          ==============================================================


                                                                                     Average
                                    After                                            Maturity
                                   Ten Years                      Total              (In Years)
                               Amount      Yield            Amount      Yield     %
December 31, 1994
U.S. Treasury securities           -          -       %       2,093         6.09  %
Securities of other U.S.
government agencies                                             747         5.75
Mortgage-backed securities         -           -             18,038         6.40
State & municipals                336          4.37           9,972         4.21
                          ------------------------------------------------------
  Total amount/yield       $      336          4.37   %     $30,850         5.65  %     15.58
                          ======================================================

December 31, 1993
U.S. Treasury securities             -         -            $ 3,383         7.39  %
Mortgage-backed securities           -         -             20,600         5.56
State & municipals                 436         6.20           5,811         4.39
                          ------------------------------------------------------
  Total amount/yield               436         6.20   %     $29,794         5.54  %     18.51
                          ------------------------------------------------------
                          ======================================================

*Includes contractual maturities of mortgage-backed securities which may vary significantly from actual cash flows due to prepayments.

(1)  The amortized cost of investment securities are represented in this table.

DISTRIBUTION OF AVERAGE DEPOSITS

                                               -----------------------------------------------------------------------
                                                                      Years ended December 31,
                                               -----------------------                --------------------------------
                                                            1994                                   1993
                                               -----------------------                ----------------------
                                                           Average                               Average
                                               -----------------------                ----------------------
                                               Amount           Rate                   Amount         Rate
                                               -----------------------                ----------------------
Demand:
  Individuals, parties hips and corporations. .  $  13,422          -   %          $  12,592           -       %
Money market checking . . . . . . . . . . . . .      9,772        2.49                 9,009         2.55
Savings and money market savings  . . . . . . .     18,962        2.83                19,328         2.90
Time of less than $100',000                         16,853        3.75                17,089         3.67
Tune of $100,000 or more                            10,572        3.55                12,375         3.12
                                               -------------------------          ----------------------------
                                                 $  69,581        2.57   %         $  70,393         2.56      %
                                               -------------------------          ----------------------------

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

SHORT-TERM BORROWINGS

The following table summarizes information with respect to certain short-term borrowings for the years indicated.

                                                         Amount Outstanding End     Maximum          Average Amount
                                                                 of Year            Amount             Outstanding
                                                         ----------------------                   ----------------------
                                                                       Average    Outstanding                  Average
                                                                      Interest     at any                    Interest
                                                           Amount       Rate      Month End        Amount       Rate
                                                         ---------------------------------------------------------------
1994
  Federal funds  purchased  and  securities  sold  under $1,500
  repurchase agreement                                                    6.13%     $1,500         $79           4.26%
                                                         ===============================================================
1993
  Federal funds purchased and securities sold                 -           -              -          18           2.93%
                                                         ===============================================================
1992
  Federal funds purchased and securities sold                 -           -          1,000          17           5.88%
                                                         ===============================================================


____________________________________
RETURN ON EQUITY AND ASSETS

                                                                                     Years Ended December 31,
                                                                                  ------------------------------
                                                                                   1994        1993        1992
                                                                                  ------------------------------
Ratio of net income to:
  Average earning assets    . . . . . . . . . . . . . . . . . . . . . .             1.18%       1.09       1.00%
  Average total assets  . . . . . . . . . . . . . . . . . . . . . . . .             1.06        0.98       0.87
  Average stockholders' equity  . . . . . . . . . . . . . . . . . . . .            12.46       13.09         3

Ratio of average stockholders' equity to:
  Average total assets                                                              8.51        7.47       7.04
  Average total loans   . . . . . . . . . . . . . . . . . . . . . . . .            17.86       16.58      15.96

Dividend payment ratio  . . . . . . . . . . . . . . . . . . . . . . . .              N/A         N/A        N/A

DIRECTORS AND EXECUTIVE OFFICERS
UNITED OKLAHOMA BANKSHARES, INC.

JOHN N. AINSWORTH, 86.  Director of the Company since 1982 - term expiring in
    1995.  Mr. Ainsworth, formerly a senior bank executive, is retired.

WILLIS WHEAT, 69.  Director of the Company since 1989 - term expiring in 1997.
    Mr. Wheat is past Dean of The Meinders School of Business Education at Oklahoma City University. Prior to that time, Mr. Wheat was Executive Vice President at Liberty National Bank, N.A., in Oklahoma City from 1964 to 1987.

WILLIAM P. DOWLING, 60.  President and Director of UB since February 1989.
    Prior to that time Mr. Dowling served as Executive Vice President of Liberty National Bank. N.A. in Oklahoma City, since 1959.

JUNE A. O'STEEN, 58. Senior Vice President of UB, and Principal Accountant for the Company since June, 1989. Prior to that time Ms. O'Steen was Senior Vice President and General Auditor of UB, since 1984, and the Company, since 1980.

GLADYS TUCKER, 83, newly elected Director during 1994. Ms. Tucker is the principal common stockholder. Ms. Tucker served as a Director on the Board of Will Rogers Bank in Oklahoma City from 1979 to 1992.

EXECUTIVE COMPENSATION

DIRECTORS. Directors of the Company received $200 for every Board meeting attended in 1994 with the exception of the Chairman of the Board who did not receive compensation for attendance at the Board meetings until June of 1994. In 1994, non management UB directors each received $200 for every Board meeting attended and nonmanagement UB directors received $150 for Executive Committee meetings and all other committee meetings attended. In 1994, management UB directors received $200 for every Board meeting after June 1994.

EXECUTIVE OFFICERS. The total cash compensation paid to the Company's Chairman of the Board and Chief Executive Officer and to each of the Company's and its subsidiaries' most highly compensated executive officers whose cash compensation exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries during the three years ended December 31, 1994, 1993 and 1992 is as follows:

                                                                            ANNUAL COMPENSATION
                                                                            -------------------

NAME AND PRINCIPAL POSITION                                   YEAR               SALARY $(1)             BONUS $
---------------------------                                   ----               --------              -------
Morrison G. Tucker                                            1994                12,500(2)                 0
Chairman of the Board of the Company                          1993                30,000(2)                 0
and UB through April, 1994                                    1992                30,000(2)                 0

William P. Dowling                                            1994                106,600                300
President and Chief Executive Officer                         1993                103,500                300
of UB                                                         1992                100,000                250

Willis J. Wheat                                               1994                12,650                  0
Chairman of the Board of the Company and
UB April 1994 through December 1994

                              CERTAIN TRANSACTIONS

In the ordinary course of business, UB has had banking transactions with some of the directors, executive officers and controlling shareholders of the Company. All such loans are and have been made in compliance with applicable laws, in the ordinary course of business and on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffiliated persons. In the opinion of management, none of such loans involved more than the normal risk of collectibility or presented any other unfavorable features.

All transactions entered into between the Company or UB and any officer, director or controlling shareholder of the Company are made on terms no less favorable to the Company or UB than could be obtained from unaffiliated parties. It is the policy of the Company that transactions with and loans to officers and directors be approved by a majority of the directors of the Company other than those with an interest in the transaction or loan.

---------------------------------------

(1)Excludes the cost to the Company of other compensation which, with respect to any named individual, does not exceed the lesser of $50,000 or 10% of the annual salary and bonus.

(2)Mr. Tucker's compensation consisted of a consulting fee paid to him monthly in the amount of $2,500 through May 1994.

SECURITY OWNERSHIP BY MANAGEMENT

                                                     NUMBER OF SHARES              PERCENT OF CLASS
                                                     COMMON        9%            COMMON        9%
                                                                   PREFERRED                    PREFERRED
                                                     ------        ---------     ------         ---------
John N. Ainsworth                                    30,000(1)      1,924(1)       1.18%         1.33%

Morrison G. Tucker Estate                            261,251        36,998(2)      10.32%        25.48%

All officers and directors as a group                291,251        38,922         11.50%        26.85%
--------------

(1) Includes 1,200 shares of common stock and 34 shares of 9% preferred stock held of record and beneficially owned by Mr. Ainsworth's wife.

(2) Includes 36,998 shares of 9% preferred stock held of record and beneficially owned by Mr. Tucker's wife.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table shows the name and address of each shareholder who beneficially owns more than 5% of the Company's common stock, the number of shares beneficially owned by each, and the percent of outstanding common stock so owned as of December 31, 1994. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares beneficially owned.

                                                                      Number of              Percent
Name and Address                                                        Shares               of Class
----------------                                                        ------               --------
John G. Tucker                                                         260,000                10.27%
524 East 84th Street
New York, New York

Morrison G. Tucker
2403 Northwest Grand Blvd.                                             261,142                10.32%
Oklahoma City, Oklahoma

Suzanne Tucker-Fong                                                    150,716                 5.95%
P O Box 82958
Oklahoma City, Oklahoma

CERTAIN TRANSACTIONS

In the ordinary course of business, United Bank ("UB") has had banking transactions with some of the directors, executive officers and controlling shareholders of the Company. UB expects to have such banking transactions in the future. All such loans are and have been made in compliance with applicable laws, in the ordinary course of business and on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffilliated persons. In the opinion of management, no such loan did involve more than the normal risk of collectibility or present any other unfavorable features.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        UNITED OKLAHOMA BANKSHARES, INC.

                                        By:   /s/Willis J. Wheat Willis J.
                                              ------------------------------
                                                 Wheat, Chairman, President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has linen signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

              SIGNATURE                               TITLE                                  DATE

 /s/Willis J. Wheat                   Chairman of the Board and President
----------------------------------
Morrison G. Tucker

 /s/June A. O'Steen                   Principal Accountant                              March 27, 1995
----------------------------------
June A. O'Steen

 /s/John N. Ainsworth                 Director
----------------------------------
John N. Ainsworth

 /s/Willis Wheat                      Director
----------------------------------
Willis Wheat

* By:    Willis J. Wheat
         ------------------------
         Willis J. Wheat

*    As Attorney in fact pursuant to Power
     of Attorney filed as Exhibit 25

FORM 10-K CROSS REFERENCE SECTION

Part I        Item 1     Business                                                                        2
              Item 2     Properties                                                                      2
              Item 3     Legal Proceedings                                                               2
              Item 4     Submission  of Matters  to a  Vote of  Security Holders  (during the            *
                             fourth quarter of 1993)

Part II       Item 5     Market  for  the  Company's  Common  Stock  and Related  Stockholder            3
                             Matters
              Item 6     Selected Financial Data                                                         4
              Item 7     Management's  Discussion  and Analysis  of  Financial  Condition and          5-11
                             Results of Operations
              Item 8     Financial Statements and Supplementary Data                                   12-36
              Item 9     Disagreements on Accounting and Financial Disclosure                            *

Part III      Item 10    Directors and Executive Officers and Corporations                              37
              Item 11    Executive Compensation                                                         38
              Item 12    Security Ownership of Certain Beneficial Owners and Management                39,40
              Item 13    Certain Relationships and Related Transactions                                 41

Part IV       Item 14    Exhibits, Financial Statement Schedules, and Reports on Form 8-K
                         (a) (1) Financial Statements:                                                  29
                                 o    Independent Auditors' Report                                      12
                                 o    Consolidated  Statements of  Operations  -  years ended            13
                                      December 3, 1993, 1992, and 1991
                                 o    Consolidated Balance Sheets                                       14
                                      December 31, 1993 and 1992
                                 o    Consolidated  Statements  of Changes  in  Stockholders'           15
                                      Equity - years ended December 31, 1993, 1992, and 1991
                                 o    Consolidated Statements  of Cash  Flows  - years  ended           15
                                      December 31, 1993, 1992, and 1991
                                 o    Notes  to  Consolidated  Financial  Statements -  years          16-28
                                      ended December 31, 1993, 1992, and 1991
                          (2) Financial Statement Schedules:
                                 o    All  schedules  normally  required  by  Form  10-K  are
                                      omitted since  they are  either not  applicable or  the
                                      required  information  is  shown  in  the  consolidated
                                      financial statements or the notes thereto.

                 (a)  (3)  Exhibits:
                          (3)    Exhibits:
                                 3    Articles  of   incorporation  and   bylaws  (filed   as           **
                                      Exhibit  3(a)  and  3(b)   to  Company's   Registration
                                      Statement No. 2-85935, "Registration Statement")
                                 4    Instruments defining  the rights  of security  holders,           **
                                      including  indentures   (filed  as   Exhibit  3(a)   to
                                      Company's Registration Statement
                                 10   Material Contracts:                                               **
                                      (a)   United Oklahoma Bankshares,  Inc. Incentive Stock           **
                                            Option Plan  of 1982  (filed as Exhibit  10(a) to
                                            Company's Registration Statement)
                                      (b)   Forms  of   United  Oklahoma   Bankshares,   Inc.           **
                                            Incentive  Stock  Option   Agreements  (filed  as
                                            Exhibit 10(b) to Company's Registration Statement
                                      (c)   United Oklahoma Bankshares,  Inc. Employee  Stock           **
                                            Ownership  Plan  and  Trust  of  1982  (filed  as
                                            Exhibit 10(c) to Company's Registration Statement
                                      (d)   Stockholders'  resolutions  establishing   United           **
                                            Oklahoma  Bankshares  Employees'  Stock  Purchase
                                            Plan of 1983 (filed as Exhibit 10(d) to Company's
                                            Registration Statement
                                      (e)   Form  of agreements  relating to  stock purchased           **
                                            under the United  Oklahoma Bankshares  Employees'
                                            Stock  Purchase Plan  of 1983  (filed  as Exhibit
                                            10(e) to Company's Registration Statement)
                                      (f)   Letter Agreement, dated  April 26, 1982,  between           **
                                            United Oklahoma  Bankshares, Inc. and Fort  Worth
                                            National Bank, as amended (filed as Exhibit 10(1)
                                            to Company's Registration Statement)
                                      (g)   Promissory  Note  and  Security  Agreement, dated           **
                                            April   29,   1982,   between   United   Oklahoma
                                            Bankshares, Inc.  Employee Stock  Ownership  Plan
                                            and  Trust of  1982 and  The Fort  Worth National
                                            Bank  (filed   as  Exhibit 10(m)   to   Company's
                                            Registration Statement)

                 (a)  (3) Exhibits:
                                 10   Material Contracts:                                               **
                                      (h)   Deposit Insurance  Transfers and  Asset  Purchase           **
                                            Agreement,  dated  May 11,  1984,  between United
                                            Oklahoma  Bankshares, Inc.,  as agent  for United
                                            Del City Bank,  and the Federal Deposit Insurance
                                            Corporation (filed  as Exhibit to Form  8-K dated
                                            May 25, 1984
                                      (i)   Stock Purchase Agreement between United Del City            **
                                            Bank   and   United   Oklahoma  Bank   (filed  as
                                            Exhibit 10 to Form 10-K dated December 31, 1986)
                                      (j)   Accounts  Receivable  Purchase Agreement  between           **
                                            United  Del City  Bank and  United  Oklahoma Bank
                                            (filed   as  Exhibit 10   to   Form   10-K  dated
                                            December 31, 1986)
                                 22   Subsidiaries of the Company                                       46
                                 25   Power of Attorney                                                47,48
                          (b)    Reports on Form 8-K                                                    49

    *        Not Applicable
    **       Included in previous filings

                                 SUBSIDIARIES

The Company has two wholly owned subsidiaries, United Bank and United Loan and Thrift Company, Inc. The following corporation is a wholly Owned subsidiary of United Bank:

                                        United Del City Tower, Inc.
                                        4600 Corporation

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That each of the undersigned do hereby constitute and appoint Willis J. Wheat his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, and in any and all capacities to execute and sign Annual Report on Form 10-K for the 1994 fiscal year of United Oklahoma Bankshares, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and age fit may lawfully do or cause to be done by virtue hereof.

    DATED THIS 27th day of March, 1995.

                                        ----------------------------------------
                                        JOHN N. AINSWORTH, Director

                                        ----------------------------------------
                                        WILLIS WHEAT, Director

                                        ----------------------------------------
                                        GLADYS TUCKER, Director


STATE OF OKLAHOMA                 )
                                  )        ss.
COUNTY OF OKLAHOMA                )

The foregoing instrument was acknowledged before me this 27th day of March, 1995, by J.N. Ainsworth:


                                                   ---------------------------
                                                      Notary Public
My commission expires:

--------------------------
STATE OF OKLAHOMA                 )
                                  )        ss.
COUNTY OF OKLAHOMA                )

The foregoing instrument was acknowledged before me this 27th day of March, 1995, by Willis Wheat.


                                                   ---------------------------
                                                      Notary Public
My commission expires:

--------------------------

STATE OF OKLAHOMA                 )
                                  )        ss.
COUNTY OF OKLAHOMA                )

The foregoing instrument was acknowledged before me this 27th day of March, 1995, by Gladys Tucker.


                                                   ---------------------------
                                                      Notary Public

My commission expires:

--------------------------

REPORT'S ON FORM 8-K

         The Company did not file any reports on Form 8-K during the fourth quarter of 1994.